EXHIBIT 99.1

[BNC LETTERHEAD]

Dear Shareholder:

It is my pleasure to send you a prospectus describing the Dividend Plan for BNC Bancorp, which has recently been adopted by our Board of Directors. An Authorization Form for the Plan is also enclosed.

The Plan outlines alternatives for purchasing BNC Bancorp Common Stock, without incurring broker commissions, and shows you how to increase the number of shares you currently hold through dividend reinvestment. The Plan provides participants with the opportunity to:

•	Reinvest all or a portion of their cash dividends to purchase additional shares of BNC Bancorp Common Stock; and

•	Sell shares of BNC Bancorp Common Stock held in the Plan.

We hope you will take advantage of this opportunity. Please review the Plan and Authorization Form. If you have questions, please call Registrar and Transfer Company, our Plan Administrator at 1-800-368-5948, or call Drema Michael in our office at (336) 869-9200.

Sincerely,

/s/ W. Swope Montgomery, Jr.

W. Swope Montgomery, Jr.
President and
Chief Executive Officer